Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	FOR IMMEDIATE RELEASE MEMC REPORTS THIRD QUARTER RESULTS

St. Peters, MO, October 25, 2007 – MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the quarter ended September 30, 2007.

Summary:

•	Net sales of $472.8 million
•	Gross margin of $238.8 million (50.5% of net sales)
•	Operating income of $200.1 million (42.3% of net sales)
•	Cash and short-term investment balances exceed $1 billion mark
•	Solar wafer agreement total doubles to $15-$18 billion with signing of 2 additional wafer agreements

The company reported third quarter net sales of $472.8 million versus second quarter 2007 net sales of $472.7 million. This represents an increase of 15.9% over third quarter 2006 net sales of $408.0 million.

Gross margin in the quarter was $238.8 million, or 50.5% of net sales, compared to $245.6 million, or 52.0% of sales, in the 2007 second quarter and $192.6 million, or 47.2% of sales, in the 2006 third quarter. The impact associated with the previously disclosed construction incident at the company’s Pasadena polysilicon manufacturing facility was the primary factor contributing to the sequential reduction in gross margin. Compared to the 2006 third quarter, gross margin improved 24.0% in dollar terms and 330 basis points as a percentage of net sales.

The company reported operating income during the quarter of $200.1 million, or 42.3% of net sales. This compares to $207.3 million, or 43.9% of net sales, for the 2007 second quarter and $160.7 million, or 39.4% of net sales, for the 2006 third quarter. Operating expenses were $38.7 million, or 8.2% of sales, compared to $38.3 million, or 8.1% of sales, in the 2007 second quarter, and $31.9 million, or 7.8% of sales, in the 2006 third quarter. Non-operating income in the quarter includes a non-cash benefit of $9.3 million, reflecting the required quarterly valuation of the Suntech warrants.

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MEMC ELECTRONIC MATERIALS

Using an estimated effective cash tax rate of 15%, non-GAAP net income for the third quarter of 2007 was $188.1 million and non-GAAP diluted EPS was $0.81. This represents non-GAAP earnings per share which is flat with the previous quarter and up 45% versus the year-ago quarter. Net income for the third quarter, using a book tax rate of 31.6%, was $151.5 million and GAAP diluted EPS was $0.65. Both GAAP and non-GAAP EPS figures include $9.3 million in pre-tax benefit relating to the Suntech warrants ($0.03 per share after tax in Q3, versus $7.9 million benefit or $0.02 per share after tax in Q2). See non-GAAP reconciliation information at the end of this press release following the financial statement tables.

During the third quarter, the company generated operating cash flow of $266.6 million, or 56.4% of sales, compared to $197.6 million, or 41.8% of sales, in the second quarter. The sequential increase was driven by customer deposits and improvements in working capital. Capital expenditures for the third quarter totaled $71.3 million, or 15.1% of sales. Free cash flow (operating cash flow minus capital expenditures) was $195.3 million or 41.3% of sales. MEMC ended the third quarter with cash and short-term investments of $1,212.5 million, compared to $995.7 million at the end of the second quarter.

“Early last month we announced that a construction incident caused an abrupt power interruption at our Pasadena polysilicon production facility. Although the power was quickly recovered, the extended effects of the incident caused us to lose well over a week’s worth of production, miss our cost projections by the double digit millions, and delay our expansion. In spite of this incident and its unanticipated consequences, we are pleased to report healthy sales and profits during the quarter, and a strong improvement over the year-ago quarter,” said Nabeel Gareeb, MEMC’s chief executive officer. “Cash flow generation continues to be strong, and cash balances crossed the $1 billion milestone.”

Fourth Quarter 2007 Outlook

“Semiconductor inventory levels appear to have declined from second quarter levels, resulting in improved demand indications from some customers,” continued Gareeb. “Demand from solar applications continues to be robust. As a result, we are targeting revenues of between $540 and $545 million for the fourth quarter, in spite of the lingering effects of the construction incident. In addition, we are targeting gross margin of approximately 53%, with operating expenses of approximately $39 million. This range of revenue would represent recovery of some of the lost third quarter sales. Regarding polysilicon capacity, we are still targeting our year-end polysilicon capacity to be over 6,000 metric tons per year.”

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MEMC ELECTRONIC MATERIALS

Other Events

“In addition to our third quarter results, the company today announced two agreements to supply solar wafers worth approximately $8-$9 billion in incremental revenue to MEMC over a ten year period. With this announcement, MEMC now has agreements to supply wafers to solar customers worth approximately $15-$18 billion in revenue to MEMC over the next ten years, up from the $7-$9 billion level previously reported. Solar applications represent a significant growth opportunity for MEMC, and we are very pleased with the announcement of these partnerships,” concluded Gareeb.

Conference Call

MEMC will host a conference call today, October 25, 2007, at 5:30 p.m. ET to discuss the company’s third quarter results and related business matters. A live webcast will be available on the company’s web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 7:30 p.m. ET on October 25, 2007, until 11:59 p.m. ET on November 1, 2007. To access the replay, please dial (203) 369-1824 at any time during that period. A replay will also be available until 11:59 p.m. ET on November 1, 2007 on the company’s web site at www.memc.com.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the symbol ‘WFR’ and is included in the S&P 500 Index.

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

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MEMC ELECTRONIC MATERIALS

Certain matters discussed in this news release are forward-looking statements, including our expectation that fourth quarter 2007 sales are targeted to be between $540 and $545 million; that we are targeting gross margins of approximately 53%, with operating expenses of approximately $39 million; that we are targeting year-end polysilicon capacity to be over 6,000 metric tons per year; that the two agreements announced today will be worth approximately $8-$9 billion in incremental revenue to MEMC over a ten year period, and that all existing agreements will be worth between $15-$18 billion in revenue to MEMC over the next ten years; and that solar applications represent a significant growth opportunity for MEMC. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors as well as polysilicon; customer acceptance of our new products; utilization of manufacturing capacity; our ability to reduce manufacturing and operating costs; inventory levels of our customers; changes in the pricing environment for both silicon wafers and polysilicon; supply chain difficulties or problems; interruption of production; delays in capacity expansion; assumptions underlying management’s financial estimates; general economic conditions; actions by competitors, customers and suppliers; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in the composition of worldwide taxable income; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006

Net sales	$ 472.8	$ 472.7	$ 408.0	$ 1,385.9	$ 1,120.0
Cost of goods sold	234.0	227.1	215.4	679.0	634.3
Gross margin	238.8	245.6	192.6	706.9	485.7

Operating expenses:
Marketing and administration	28.8	28.9	22.8	83.0	69.0
Research and development	9.9	9.4	9.1	28.8	27.0
Operating income	200.1	207.3	160.7	595.1	389.7

Nonoperating (income) expense:
Interest expense	0.5	0.3	0.2	1.1	2.0
Interest income	(12.1)	(10.5)	(4.2)	(31.0)	(8.4)
(Gain) loss on fair value of warrant	(9.3)	(7.9)	2.4	(16.1)	2.4
Other, net	0.1	1.6	0.4	1.5	(0.3)
Total nonoperating (income) expense	(20.8)	(16.5)	(1.2)	(44.5)	(4.3)
Income before income tax expense and minority interests	220.9	223.8	161.9	639.6	394.0
Income tax expense	69.7	58.9	68.3	187.4	148.8
Income before minority interests	151.2	164.9	93.6	452.2	245.2
Minority interests	0.3	(1.3)	(2.5)	(2.4)	(4.9)
Net income	$ 151.5	$ 163.6	$ 91.1	$ 449.8	$ 240.3

Basic income per share	$ 0.67	$ 0.73	$ 0.41	$ 2.00	$ 1.08
Diluted income per share(1)	$ 0.65	$ 0.70	$ 0.40	$ 1.94	$ 1.05

Weighted-average shares used in computing basic income per share	225.0	225.0	222.1	224.7	221.9
Weighted-average shares used in computing diluted income per share	232.3	232.5	229.7	232.2	229.6

(1)  The sum of quarterly EPS amounts may be different than year-to-date amounts as a result of the impact of variations in shares outstanding due to timing of stock option exercises and treasury stock repurchases and rounding differences.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 1,052.3	$ 527.5
Short-term investments	160.2	58.0
Accounts receivable, net	188.9	199.0
Inventories	44.6	80.2
Prepaid and other current assets	26.5	34.8
Total current assets	1,472.5	899.5
Property, plant and equipment, net	748.7	603.5
Deferred tax assets, net	120.8	119.5
Other assets	170.8	143.0
Total assets	$ 2,512.8	$ 1,765.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 5.2	$ 5.0
Accounts payable	157.6	125.4
Accrued liabilities	36.1	31.9
Accrued wages and salaries	33.9	32.8
Customer deposits	130.1	8.4
Income taxes payable	53.0	54.3
Total current liabilities	415.9	257.8
Long-term debt, less current portion	27.7	29.4
Pension and post-employment liabilities	75.8	85.2
Deferred revenue	81.7	68.1
Other liabilities	199.2	119.5
Total liabilities	800.3	560.0
Minority interests	34.8	38.6
Commitments and contingencies
Stockholders' equity:
Preferred stock	-	-
Common stock	2.3	2.2
Additional paid-in capital	329.7	242.5
Retained earnings	1,384.1	933.8
Accumulated other comprehensive income (loss)	14.4	(7.4)
Treasury stock	(52.8)	(4.2)
Total stockholders' equity	1,677.7	1,166.9
Total liabilities and stockholders' equity	$ 2,512.8	$ 1,765.5

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; In millions)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006
Cash flows from operating activities:
Net income	$ 151.5	$ 163.6	$ 91.1	$ 449. 8	$ 240.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20.7	20.2	17.6	59.9	51.5
Minority interests	(0.3)	1.3	2.5	2.4	4.9
Stock compensation	8.5	7.8	4.5	23.7	11.9
Working capital and other	34.5	6.7	12.8	96.1	54.0
Customer deposits	51.7	(2.0)	11.9	46.8	12.8
Net cash provided by operating activities	266.6	197.6	140.4	678.7	375.4

Cash flows from investing activities:
Proceeds from sales and maturities of investments	2.9	29.3	2.1	46.4	16.4
Purchases of investments	(13.2)	(132.7)	(4.3)	(157.6)	(17.6)
Capital expenditures	(71.3)	(53.9)	(34.0)	(173.1)	(96.8)
Other	0.5	-	3.8	0.5	3.9
Net cash used in investing activities	(81.1)	(157.3)	(32.4)	(283.8)	(94.1)

Cash flows from financing activities:
Net repayments on short-term borrowings	-	-	(0.2)	-	(13.2)
Proceeds from customer deposits	48.1	-	21.2	111.8	21.2
Principal payments on long-term debt	-	(2.5)	-	(2.5)	(2.7)
Excess tax benefits from stock-based compensation arrangements	4.4	16.0	1.0	32.5	1.0
Dividend to minority interest	-	(6.2)	-	(6.2)	(5.6)
Common stock repurchased	(43.5)	(4.8)	-	(48.3)	-
Proceeds from issuance of common stock	8.4	8.2	1.0	26.8	6.3
Net cash provided by financing activities	17.4	10.7	23.0	114.1	7.0

Effect of exchange rate changes on cash and cash equivalents	12.6	2.4	1.1	15.8	3.6

Net increase in cash and cash equivalents	215.5	53.4	132.1	524.8	291.9
Cash and cash equivalents at beginning of period	836.8	783.4	286.3	527.5	126.5
Cash and cash equivalents at end of period	$ 1,052.3	$ 836.8	$ 418.4	$ 1,052.3	$ 418.4

Reconciliation of GAAP Net Income and Diluted EPS

to non-GAAP Net Income and Diluted EPS

Three Months Ended September 30, 2007

(Unaudited; In millions)

	Net Income	EPS
GAAP	$ 151.5	$ 0.65
Cash Tax Difference*	36.6	0.16
Non-GAAP	$ 188.1	$ 0.81

*Our estimated cash tax rate is the estimated tax payable on our tax returns as a percentage of estimated annual pre-tax book income. The annual cash tax rate is estimated quarterly by reference to book taxable income and then taking into account temporary book/tax differences and any tax basis items reflected on our annual tax returns. The Q3 2007 estimated cash tax rate is 15%. The Q3 2007 book tax rate is 31.6%, giving rise to a $36.6 million tax difference from GAAP to non-GAAP EPS calculations as reflected in the above table.